CIB MARINE BANCSHARES, INC.
SEVERANCE PAY PLAN

CIB Marine Bancshares, Inc. and/or its subsidiaries (CIB Marine) shall pay each Eligible Employee involuntarily terminated for reasons other than for Cause, voluntary resignation or early retirement, severance pay based upon the current base compensation of the Eligible Employee pursuant to the following schedule:

Employment	Less Than One Full	One or More Years
Status	Year of Service	of Service	Maximum Benefit
Full Time (all position levels)	Two weeks	Two weeks/year, with a minimum benefit of four weeks	The lesser of 36 weeks, or the base compensation paid to the Eligible Employee during the twelve months immediately preceding separation of service.

Part Time (all position levels)	One week	One week/year, with a minimum benefit of two weeks	The lesser of 12 weeks, or the base compensation paid to the Eligible Employee during the twelve months immediately preceding separation of service.

For purposes of this plan:

“Eligible Employee” shall mean any employee of CIB Marine and its subsidiaries who is not otherwise provided severance benefits pursuant to a pre-existing agreement, either approved by the appropriate federal banking regulators, with the concurrence of the FDIC, or, if regulatory approval was not necessary, the agreement was entered into prior to the implementation date of this non-discriminatory severance plan;

“Cause” shall mean:

•	Death of the Eligible Employee;

•	The inability of the Eligible Employee, due to illness, injury, physical or mental disability or incapacity or otherwise to perform his or her job functions;

•	Conviction of the Eligible Employee in a court of law for any felony or act involving personal dishonesty, breach of trust, theft or misuse or misappropriation of funds or other property;

•	Incompetence (as measured against standards generally prevailing in the banking industry), any breach of fiduciary duty involving personal profit, or the engaging in fraud, theft or misuse or misappropriation of funds or other property, embezzlement, personal dishonesty or like conduct by the Eligible Employee;

•	The intentional failure or refusal of the Eligible Employee to perform the reasonable, necessary and lawful duties and responsibilities expected of the Eligible Employee;

•	Any willful act of misconduct, including any willful violation of law, rule or regulation of the United States or any state of the United States (other than traffic violations or similar offenses) by the Eligible Employee, or any material violation of an employment policy of CIB Marine, which is, has had or is likely to have a material adverse effect on CIB Marine;

•	Suspension, removal and/or prohibition (whether temporary or permanent) by any banking or similar regulatory authority from participation in the affairs of CIB Marine or any of its subsidiaries; or

•	The Eligible Employee is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition of CIB Marine.

For purposes of this definition, no act or failure to act on the part of the Eligible Employee shall be considered “willful” unless done or omitted to be done by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s act or omission was in the best interest of CIB Marine.

In order to receive the benefits under this Severance Pay Plan, Eligible Employees shall execute and deliver to CIB Marine a Separation Agreement and General Release in a form prescribed by CIB Marine.

This Severance Pay Plan may be terminated, rescinded or amended at any time by CIB Marine in its sole and absolute discretion without prior notice to Eligible Employees. The language and all parts of this Plan shall in all instances be determined, construed and interpreted by CIB Marine, whose determination shall be final and conclusive.